Exhibit 99(a)(1)(D)

Offer to Purchase
the Maximum Number of Shares at a Purchase Price
Not Greater Than $7.75 Nor Less Than $6.75 Per Share, in Cash,
Having an Aggregate Purchase Price
Not Exceeding $50,000,000
by
PREMIERE GLOBAL SERVICES, INC.

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 3, 2010 UNLESS PGI EXTENDS THE TENDER OFFER (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

October 26, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Premiere Global Services, Inc., a Georgia corporation (“PGi” or the “Company”), to act as the dealer manager (“Dealer Manager”) in connection with the Company’s offer to purchase for cash shares of its common stock, par value $.01 per share (the “Shares”) (or such lesser or greater amount as PGi may elect to purchase, subject to applicable law), at a purchase price determined pursuant to tenders at prices specified by the tendering shareholders of not greater than $7.75 nor less than $6.75 per Share, that will enable PGi to purchase the maximum number of tendered Shares having an aggregate purchase price not exceeding $50,000,000. The terms and conditions of the offer are set forth in the offer to purchase (“Offer to Purchase”), dated October 26, 2010, and the letter of transmittal (“Letter of Transmittal”), which together (and as each may be amended or supplemented from time to time) constitute the “Tender Offer.”

     PGi will, upon the terms and subject to the conditions of the Tender Offer, determine a single per Share price, not greater than $7.75 nor less than $6.75 per Share (the “Purchase Price”), that PGi will pay for Shares properly tendered and not properly withdrawn pursuant to the terms of the Tender Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. PGi will select the lowest Purchase Price that will allow PGi to purchase the maximum number of Shares properly tendered in the Tender Offer and not properly withdrawn having an aggregate purchase price not exceeding $50,000,000, at prices not greater than $7.75 nor less than $6.75 per share, under the Tender Offer.

     PGi reserves the right, in its sole discretion, to increase the maximum aggregate purchase price, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), PGi may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 1,208,144 shares as of September 30, 2010) without amending or extending the Offer. See Section 1 of the Offer to Purchase.

     All Shares properly tendered before the Expiration Time at prices equal to or below the Purchase Price and not validly withdrawn will be purchased by PGi at the Purchase Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Tender Offer, including the proration and “odd lot” priority provisions thereof. See Section 1 of the Offer to Purchase. Shares tendered at prices in excess of the Purchase Price and Shares that PGi does not accept for purchase because of proration will be returned at PGi’s expense to the shareholders that tendered such Shares, promptly after the Expiration Time.

     If, at the Expiration Time, the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $50,000,000 (or such lesser or greater number of Shares as PGi may elect to purchase, subject to applicable law), and not properly withdrawn, PGi will buy Shares:

  first, from all holders of “odd lots” (holders of less than 100 Shares) who properly tender all their Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Time; and

  second, on a pro rata basis from all other shareholders who properly tender Shares at or below the Purchase Price (including those shareholders who hold their Shares through the 401(k) Plan (as defined in the Offer to Purchase) and any option holders electing to conditionally exercise their options, as described in the Offer to Purchase).

     The Tender Offer is not conditioned on any minimum number of Shares being tendered. The Tender Offer is, however, subject to a number of other conditions. See Section 6 of the Offer to Purchase.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated October 26, 2010;

2.

Letter to Clients, which you may send to your clients for whom you hold Shares registered in your name or in the name of your nominee, with an Instruction Form provided for obtaining such clients’ instructions with regard to the Tender Offer;

3.

Letter of Transmittal, for your use and for the information of your clients, together with accompanying instructions, Form W-9, and Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Form W- 9; and

4.

Notice of Guaranteed Delivery, to be used to accept the Tender Offer in the event that you are unable to deliver the Share certificates, together with all other required documents, to the Depositary before the Expiration Time, or if the procedure for book-entry transfer cannot be completed before the Expiration Time.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 3, 2010, UNLESS PGI EXTENDS THE TENDER OFFER.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of Shares under the Tender Offer other than fees paid to us, the Information Agent (as specified below) and the trustee for the Premiere Global Services, Inc. 401(k) Plan, as described in the Offer to Purchase. PGi will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. PGi will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares pursuant to the Tender Offer, except as otherwise provided in the Offer to Purchase and Letter of Transmittal. See Instruction 9 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of any of PGi, the depositary, or the information agent for purposes of the Tender Offer.

     For Shares to be properly tendered pursuant to the Tender Offer, the Depositary must timely receive (1) the Share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or an “Agent’s Message” (as defined in the Offer to Purchase) and any other documents required pursuant to the Tender Offer, or (2) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the Offer to Purchase and Letter of Transmittal.

     Shareholders (a) whose Share certificates are not immediately available or who will be unable to deliver to the Depositary the certificate(s) for the Shares being tendered and all other required documents before the Expiration Time, or (b) who cannot complete the procedures for book-entry transfer before the Expiration Time, must tender their Shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

     The Board of Directors of PGi has approved the Tender Offer. However, none of PGi, its Board of Directors, the Dealer Manager, the Information Agent, or the Depositary has made or is making any recommendation to shareholders as to whether to tender or refrain from tendering their Shares for purchase, or as to the price at which shareholders should choose to tender their Shares. Shareholders must make their own decisions as to whether to tender their Shares and, if so, how many Shares to tender and the price at which they should tender such Shares. The directors and executive officers of PGi are entitled to participate in the Tender Offer on the same basis as all other shareholders. However, PGi’s directors and executive officers, other than Boland T. Jones, PGi’s Chairman and Chief Executive Officer, have advised PGi that they will not tender Shares in the Tender Offer. Mr. Jones’ current intention is to tender or sell in the open market sufficient shares to repay his loan from PGi. See Section 10 of the Offer to Purchase

     Please address any inquiries you may have with respect to the Tender Offer to us, or to the Information Agent, Innisfree M&A Incorporated, at our addresses and telephone numbers as set forth on the back cover page of the Offer to Purchase.

     You may obtain additional copies of the enclosed material from the Information Agent by calling (212) 750-5833.

     Capitalized terms used but not defined herein have the meanings assigned to them in the Offer to Purchase and the Letter of Transmittal.

Very truly yours,

Stephens Inc.
Dealer Manager

Enclosures.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF PGI, THE INFORMATION AGENT, THE DEALER MANAGER, THE TRUSTEE FOR ANY PGI EMPLOYEE PLAN, OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN